EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Upscale Media, Inc.
Las Vegas, NV

We hereby consent to the incorporation by reference of our report dated March 26, 2012, with respect to the balance sheets of Upscale Media, Inc. as of December 31, 2011 and December 31, 2010, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2011, for the period ended December 31, 2010, and for the period of December 30, 2010 (inception) to December 31, 2011, in the Registration Statement of Upscale Media, Inc. on Form S-1 to be filed on or about April 2, 2012.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
April 2, 2012